Exhibit 5.2

Neo-Concept International Group Holdings Limited

10/F, Seaview Centre

No. 139-141 Hoi Bun Road

Kwun Tong, Kowloon, Hong Kong

Date:        October 1, 2026

Re: Neo-Concept International Group Holdings Limited — Registered Direct Offering of Class A Ordinary Shares and Pre-Funded Warrants

Ladies and Gentlemen:

We have been engaged as special United States counsel to Neo-Concept International Group Holdings Limited, a Cayman Islands exempted company limited by shares (the “Company”), in connection with (i) a placement agency agreement, dated September 30, 2026 (the “Placement Agency Agreement”), between the Company and Univest Securities, LLC, as placement agent (the “Placement Agent”), (ii) a securities purchase agreement, dated September 30, 2026 (the “Purchase Agreement”), between the Company and the purchaser signatory thereto (the “Purchaser”), relating to the issuance and sale of 250,000 class A ordinary shares of par value US$0.0025 each of the Company (the “Shares”) pursuant to the Company’s registration statement on Form F-3 (File No. 333-297635) filed with the Securities and Exchange Commission (the “Commission”), which became effective on July 30, 2026 (the “Registration Statement”), the prospectus dated July 30, 2026 included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated September 30, 2026 relating thereto (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”), and (iii) pre-funded warrants dated September 30, 2026 (the “Pre-Funded Warrants”, and the Class A Ordinary Shares issuable upon exercise thereof, the Shares, the Pre-Funded Warrants and the Pre-Funded Warrant Shares, collectively, the “Securities”) issued and sold to the Purchaser pursuant to the Prospectus. This opinion letter is furnished to you in connection with the Registration Statement, the Base Prospectus and the Prospectus Supplement.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)	a scanned copy (in PDF form) of the executed Placement Agency Agreement, dated September 30, 2026, signed by the Company and the Placement Agent;

(b)	a scanned copy (in PDF form) of the executed Purchase Agreement, dated September 30, 2026, signed by the Company and the Purchaser; a scanned copy (in PDF form) of the executed form of Pre-Funded Warrant, dated September 30, 2026, signed by the Company (the certificates for the Pre-Funded Warrants to be issued to the Purchaser at closing to be substantially in such form); and

(c)	scanned copies (in PDF form) of the executed Lock-Up Agreements, each dated October 1, 2026, signed by each of the directors and executive officers of the Company party thereto (the “Lock-Up Agreements”);

(d)	copies (as filed with or transmitted to the Commission through its EDGAR system) of the Registration Statement (including the Base Prospectus) and the final form of the Prospectus Supplement, dated September 30, 2026.

The agreements referred to in paragraphs (a) through (d) above are collectively referred to herein as the “Transaction Documents.”

In rendering the opinions stated herein, we have examined and relied only upon the documents listed in paragraphs (a) through (e) above and the certificates described in the following sentence, and we have not examined any other documents or made any investigation or inquiry other than our examination of such documents and certificates. As to certain factual matters relevant to this opinion, we have relied upon the representations and statements of fact made in the Transaction Documents and in the certificates of officers and a director of the Company delivered to us in connection with this opinion, including a certificate of a director of the Company and a certificate of the Chief Financial Officer of the Company, each dated the date hereof, and we have not independently established or verified the facts so relied on. In addition, with respect to the Shares and the Pre-Funded Warrant Shares being duly authorized, validly issued, fully paid and non-assessable, we have relied upon the opinion of Harney Westwood & Riegels, Cayman Islands counsel to the Company, dated the date hereof and filed as an exhibit to the Registration Statement (the “Harneys Opinion”).

In rendering this opinion, we have assumed, without investigation: (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; (iv) the accuracy, completeness and authenticity of certificates of public officials; (v) the due organization or formation of all persons party to the Transaction Documents; (vi) the valid existence, good standing in the jurisdiction of organization or incorporation and the corporate or similar power to enter into and perform the Transaction Documents in accordance with their terms, of all persons party to any Transaction Document; (vii) the due authorization, execution and delivery of all documents; (viii) the legal capacity of all individuals executing and delivering Transaction Document to so execute and deliver; (ix) that you have received all documents you were to receive under the Transaction Documents; (x) compliance by the Purchaser, the Placement Agent and the Company with any state or federal laws applicable to the transactions contemplated by the Transaction Documents because of the nature of their respective businesses; (xi) the Transaction Documents constitute valid and binding obligations, enforceable in accordance with their terms against all parties thereto other than the Company; and (xii) there are no extrinsic agreements or understandings among the parties to the Transaction Documents that would modify or interpret the terms thereof or the rights or obligations of the parties thereunder. In addition, we have assumed, without investigation, the accuracy of the factual statements set forth in the certificates of officers and the director of the Company referred to above, including as to the nature of the Company’s assets, revenues and operations and the intended application of the proceeds of the offering.

The opinion is based as to matters of law solely on applicable provisions of the internal laws of the State of New York (“New York Law”), as currently in effect (“Covered Law”).

Based upon and subject to the foregoing, and subject to the qualifications and exceptions contained herein, we are of the opinion that: Assuming their due authorization and execution by the Company, to the extent execution and delivery are governed by New York Law, the Pre-Funded Warrants, when issued, delivered and paid for as contemplated by the Transaction Documents, will have been duly executed and delivered by the Company. Each Pre-Funded Warrant will constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

In addition to the assumptions, qualifications, exceptions, and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

We express no opinion in this letter as to any other laws and regulations not specifically identified above as being covered hereby (and in particular, we express no opinion as to any effect that such other laws and regulations may have on the opinions). We express no opinion in this letter as to federal securities laws or regulations (except to the extent stated herein), antitrust, unfair competition, banking, or tax laws or regulations, or laws or regulations of any political subdivision below the state level. The opinions are based upon a review of only those laws and regulations (not otherwise excluded in this letter) that, in our experience, are generally recognized as applicable to the transactions of the type contemplated in the Transaction Documents.

Supervising Partner and Lawyer In Charge

Wilson Ko shall be the Overall Supervising Partner on this matter for purposes of Section 7AE of the Legal Practitioners Ordinance Cap 159. The responsible lawyer for the New York law aspects will be Ningxin Sun, Registered Foreign Lawyer.

Firm Structure and Supervision

This opinion is provided by Ningxin Sun, a Registered Foreign Lawyer (New York) practising with Charles Wilson LLP. The engagement and issuance of this opinion are conducted under the supervision of Wilson Ko, a partner of Charles Wilson LLP in Hong Kong. This opinion addresses only New York law of the United States as at the date hereof and expresses no view on the laws of any other jurisdiction, including Hong Kong law.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm therein. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Yours faithfully

/s/ Charles Wilson LLP

Charles Wilson LLP